Exhibit 10.1
AIRCRAFT TIME SHARING AGREEMENT

This AIRCRAFT TIME SHARING AGREEMENT, dated as of _______________ (the “Agreement”), is entered into by and between Level 3 Communications, LLC, a limited liability company organized in the State of Delaware (“Lessor”) and ______________________ (“Lessee”).

WITNESSETH:

WHEREAS, Lessor is the operator and lessee of the aircraft bearing the Manufacturer’s Serial Number and the United States Federal Aviation Administration (“FAA”) Registration Number listed on Exhibit “A” (the “Aircraft”);

WHEREAS, from time to time, Lessee may desire to use the Aircraft for personal usage;

WHEREAS, Lessor may lease the Aircraft with flight crew to Lessee for the above operations on a non-exclusive time sharing basis in accordance with §91.501 of the Federal Aviation Regulations (“FARs”); and

WHEREAS, the parties desire to enter into this Agreement to set forth the parties’ agreement with respect to such time sharing arrangement.

NOW THEREFORE, in consideration of the mutual covenants herein set forth, the parties agree as follows:

1. Provision of Aircraft and Flight Crew. Subject to the Aircraft’s availability, Lessor agrees to allow Lessee’s usage of the Aircraft on a time sharing basis in accordance with the provisions of §§ 91.501(b)(6), 91.501(c)(1) and 91.501(d) of the FARs. Lessor shall provide, at its sole expense, fully qualified flight crew for all flight operations under this Agreement.

2. Term. This Agreement shall commence on the date hereof and terminate upon cessation of Lessor’s operation of the Aircraft, unless earlier terminated pursuant to Paragraph 16 below or by mutual agreement of the parties.

3. Reimbursement of Expenses.

3.1    For each flight, including any “deadhead” flights made for Lessee, conducted under this Agreement, Lessee shall pay Lessor the sum of the expenses of operating such flight to the extent prescribed by FAR §91.501(d), i.e. the sum of the expenses set forth in subparagraphs (a) - (j) below or a percentage of such amount, but not greater than 100%, which shall be determined from time to time by the Lessor in its sole discretion:

(a)    Fuel, oil, lubricants, and other additives;

(b)	Travel expenses of the crew, including food, lodging, and ground transportation;

(c)	Hangar and tie-down costs away from the Aircraft’s base of operation;

(d)	Insurance obtained for the specific flight;

(e)	Landing fees, airport taxes, and similar assessments;

(f)	Customs, foreign permit, and similar fees directly related to the flight;

(g)	In flight food and beverages;

(h)	Passenger ground transportation;

(i)	Flight planning and weather contract services; and

(j)	An additional charge equal to one hundred percent (100%) of the expenses listed in subparagraph (a) above.

3.2    The “SIFL Amount” shall be the total amount determined for Lessee and those passengers on such trip taxable to Lessee under IRS regulations Section 1.61-21(g) and Section 1.132-5(m).

3.3    If the SIFL Amount exceeds the payment due from Lessee under Section 3.1, then Lessor shall include on Lessee’s IRS Form W-2 or Form 1099 as appropriate, as additional taxable compensation, the amount by which the SIFL Amount exceeds the amount paid by Lessee. All such compensation shall be subject to employment taxes and other taxes as required in accordance with Lessor’s regular payroll practices. Lessee shall, at Lessor’s request, reimburse Lessor for all taxes applicable to Lessee’s compensation.

4. Invoicing and Payment. All payments to be made to Lessor by Lessee hereunder shall be paid in the manner set forth in this Paragraph 4. Lessor will pay, or cause to be paid, all expenses related to the operation of the Aircraft hereunder in the ordinary course. As to each flight operated hereunder, Lessor shall provide to Lessee an invoice for the charges specified in Paragraph 3 of this Agreement within fifteen (15) days after the end of each calendar quarter for flights performed within such quarter. Any amounts due for taxes shall be included on the invoices submitted to Lessee. Lessee shall pay Lessor the full amount of such invoice no later than thirty (30) days after Lessee’s receipt of the invoice.

5. Flight Requests. Lessee will provide Lessor with flight requests and proposed flight schedules as far in advance as possible. Flight requests shall be in a written form mutually convenient to and agreed upon by the parties. In addition to proposed schedules and departure times, Lessee shall provide at least the following information for each proposed flight reasonably in advance of the desired departure time as required by Lessor or its flight crew:

(a)    departure point;
(b)    destination;
(c)    date and time of flight;
(d)    number and identity of anticipated passengers;

(e)	nature and extent of luggage and/or cargo to be carried;

(f)	date and time of return flight, if any; and

(g)	any other information concerning the proposed flight that may be pertinent to or required by Lessor or its flight crew.

6. Aircraft Scheduling. Lessor shall have final authority over all scheduling of the Aircraft, provided however that Lessor will use reasonable efforts to accommodate Lessee’s requests. Any flights scheduled under this Agreement are subject to cancellation by either party without incurring liability to the other party. In the event of cancellation, the canceling party shall provide the maximum notice reasonably practicable.

7. Aircraft Maintenance. Lessor shall be solely responsible for securing scheduled and unscheduled maintenance, preventive maintenance, and required or recommended inspections of the Aircraft in accordance with FAR Part 91, and shall take such requirements into account in scheduling the Aircraft. Performance of maintenance, preventive maintenance or inspection shall not be delayed or postponed for the purpose of scheduling the Aircraft unless such maintenance or inspection can safely be conducted at a later time in compliance with applicable laws, regulations and requirements, and such delay or postponement is consistent with the sound discretion of the pilot-in-command. In the event that any non-standard maintenance is required during the term and will interfere with Lessee's requested or scheduled usage, Lessor, or Lessor’s pilot-in-command, shall notify Lessee of the maintenance required, the effect on the ability to comply with Lessee’s requested or scheduled usage and the manner in which the parties will proceed with the performance of such maintenance and conduct of such flight(s). In no event shall Lessor be liable to Lessee or any other person for loss, injury or damage occasioned by the delay or failure to furnish the Aircraft under this Agreement, whether or not maintenance-related.

8. Operational Authority and Control. Lessor shall be responsible for the physical and technical operation of the Aircraft and the safe performance of all flights under this Agreement, and shall retain full authority and control including exclusive operational control and exclusive possession, command and control of the Aircraft for all flights under this Agreement. In accordance with applicable FARs, the qualified flight crew provided by Lessor will exercise all required and/or appropriate duties and responsibilities in regard to the safety of each flight conducted hereunder. The pilot-in-command shall have absolute discretion in all matters concerning the preparation of the Aircraft for flight and the flight itself, the load carried and its distribution, the decision whether or not a flight shall be undertaken, the route to be flown, the place where landings shall be made, and all other matters relating to operation of the Aircraft. Lessee specifically agrees that the flight crew shall have final and complete authority to delay or cancel any flight for any reason or condition which in the sole judgment of the pilot-in-command could compromise the safety of the flight, and to take any other action which in the sole judgment of the pilot-in-command is necessitated by considerations of safety. No such action of the pilot-in-command shall create or support any liability to Lessee or any other person for loss, injury, damage or delay. Lessor’s operation of the Aircraft hereunder shall be strictly within the guidelines and policies established by Lessor and FAR Part 91.

9. Insurance.

(a) Lessor, at its expense, will maintain or cause to be maintained in full force and effect throughout the term of this Agreement (i) aircraft liability insurance for bodily injury to or death of persons (including passengers) and property damage liability, in respect of the Aircraft in such amount as is customarily maintained by prudent operators of similar aircraft, naming Lessee as an additional insured, and (ii) hull insurance for the full replacement cost of the Aircraft.

(b) Lessor shall use reasonable commercial efforts to procure such additional insurance coverage for specific flights under this Agreement as Lessee may request in writing naming Lessee as an additional insured; provided, that the cost of such additional insurance shall be borne by Lessee pursuant to Paragraph 3(d) hereof.

10. Use of Aircraft. Lessee warrants that:

(a) Lessee will use the Aircraft under this Agreement for and only for his or her own account, including the carriage of his or her guests, and will not use the Aircraft for the purpose of providing transportation of passengers or cargo for compensation or hire;

(b) Lessee will not permit any lien, security interest or other charge or encumbrance to attach against the Aircraft as a result of his or her actions or inactions, and shall not convey, mortgage, assign, lease or in any way alienate the Aircraft or Lessor’s rights hereunder; and

(c) During the term of this Agreement, Lessee will abide by and conform to all such laws, governmental and airport orders, rules, and regulations as shall from time to time be in effect relating in any way to the operation or use of the Aircraft under a time sharing arrangement and all applicable policies of Lessor.

11. Limitation of Liability. To the fullest extent permitted by applicable law, neither party shall have any liability under this Agreement for incidental, indirect or consequential damages of any nature.

12. Taxes. Lessee shall be responsible for paying, and Lessor shall be responsible for collecting from Lessee and paying over to the appropriate authorities, all applicable federal excise taxes imposed under Internal Revenue Code §4261 and all sales, use and other excise taxes imposed by any authority in connection with the use of the Aircraft by Lessee hereunder.

13. Notices and Communications. All notices and other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt or refusal to accept receipt) by personal delivery or by a reputable overnight courier service, addressed as follows:

If to Lessor:     Level 3 Communications, LLC
100 CenturyLink Dr.
Monroe, LA 71203
Attn: Legal Department

If to Lessee:

or to such other person or address as either party may from time to time designate in writing to the other party.

14. Further Acts. Lessor and Lessee shall from time to time perform such other and further acts and execute such other and further instruments as may be required by law or may be reasonably necessary (i) to carry out the intent and purpose of this Agreement, and (ii) to establish, maintain and protect the respective rights and remedies of the other party.

15. Successors and Assigns. Neither this Agreement nor any party’s interest herein shall be assignable to any other party. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their heirs, representatives and successors.

16. Termination. Either party may terminate this Agreement for any reason upon written notice to the other, such termination to become effective immediately.

17. Governing Law. This Agreement shall be construed under and the legal relations between the parties shall be governed by the laws of the State of Delaware.

18. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions shall not be affected or impaired.

19. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and there are no representations, warranties, rights, obligations, liabilities, conditions, covenants, or agreements relating to such subject matter that are not expressly set forth herein.

20. Amendment or Modification. This Agreement may be amended or modified only in writing duly executed by the parties hereto.

21. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement, binding on the parties notwithstanding that the parties are not signatories to the same counterpart. Any signed .pdf copies of this Agreement attached to email shall have the same binding effect as an original signed Agreement.

22. Truth in Leasing Compliance. Lessor, on behalf of Lessee, shall (i) deliver a copy of this Agreement to the Aircraft Registration Branch, Technical Section, of the FAA in Oklahoma City within 24 hours of its execution; (ii) notify the appropriate Flight Standards District Office at least 48 hours prior to the first flight under this Agreement of the registration number of the Aircraft, and the location of the airport of departure and departure time for such flight; and (iii) carry a copy of this Agreement onboard the Aircraft at all times when the Aircraft is being operated under this Agreement.

23. TRUTH IN LEASING STATEMENT PURSUANT TO SECTION 91.23 OF THE FEDERAL AVIATION REGULATIONS:

(a) LESSOR CERTIFIES THAT THE AIRCRAFT HAS BEEN INSPECTED AND MAINTAINED WITHIN THE 12-MONTH PERIOD PRECEDING THE DATE OF THIS AGREEMENT (OR SUCH SHORTER PERIOD AS LESSOR SHALL HAVE POSSESSED THE AIRCRAFT) IN ACCORDANCE WITH THE PROVISIONS OF PART 91 OF THE FEDERAL AVIATION REGULATIONS, AND THAT ALL APPLICABLE REQUIREMENTS FOR THE AIRCRAFT’S MAINTENANCE AND INSPECTION THEREUNDER HAVE BEEN MET AND ARE VALID FOR THE OPERATIONS TO BE CONDUCTED UNDER THIS AGREEMENT.

(B) LESSOR AGREES, CERTIFIES AND ACKNOWLEDGES, AS EVIDENCED BY ITS SIGNATURE BELOW, THAT WHENEVER THE AIRCRAFT IS OPERATED UNDER THIS AGREEMENT, LESSOR SHALL BE KNOWN AS, CONSIDERED, AND SHALL IN FACT BE THE OPERATOR OF THE AIRCRAFT, AND THAT LESSOR UNDERSTANDS ITS RESPONSIBILITIES FOR COMPLIANCE WITH APPLICABLE FEDERAL AVIATION REGULATIONS.

(C) THE PARTIES UNDERSTAND THAT AN EXPLANATION OF FACTORS AND PERTINENT FEDERAL AVIATION REGULATIONS BEARING ON OPERATIONAL CONTROL CAN BE OBTAINED FROM THE NEAREST FAA FLIGHT STANDARDS DISTRICT OFFICE.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed effective as of the day and year first above written. The persons signing below warrant their authority to sign.

LESSOR:	LESSEE:
Level 3 Communications, LLC
By: ___________________________	_____________________________
Name: _______________
Title: ________________

A legible copy of this Agreement shall be kept in the Aircraft for all operations conducted hereunder.

[Aircraft Time Sharing Agreement Signature Page]

EXHIBIT “A”

Aircraft            Manufacturer’s Serial Number     FAA Registration Number

Lessor may amend this Exhibit A through notice to Lessee to eliminate Aircraft or add new Aircraft in its sole and absolute discretion.